UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2006

Heritage Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	0-11255	54-1234322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Plume Street, Norfolk, Virginia	23510
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 757-523-2600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

Heritage Bankshares, Inc. (the “Company”) has entered into an amendment (the “Amendment”) to the Employment Agreement dated February 7, 2005 of Michael S. Ives, President and Chief Executive Officer of the Company (the “Original Agreement”). The Amendment is effective as of June 30, 2006, and (i) continues Mr. Ives’ annual salary at the 2005 level of $200,000 per year, eliminating certain incentive bonuses and the potential repricing of Mr. Ives’ 2005 option for 30,000 shares of Company stock provided for in the Original Agreement; (ii) provides that the Company will grant Mr. Ives the option to acquire 70,000 shares of Company common stock under an amended stock option plan (the “Option Plan”) the Company anticipates will be adopted in 2006, with such options generally vesting in equal installments over five years commencing on December 31, 2006 (assuming adoption of the Option Plan in 2006), subject to accelerated vesting in certain circumstances and continued vesting if Mr. Ives retires after attaining age 55 (the Company’s commitment for the 70,000 options to be granted under the Option Plan pursuant to the Amendment supersedes the Company’s commitment under the Original Agreement to grant Mr. Ives 50,000 incentive options, as those options were never granted, for a net increase of options on 20,000 shares); and (iii) grants to Mr. Ives a limited alternative stock appreciation right (the “LASAR”) for the appreciation of 70,000 shares of Company common stock, exercisable only upon the change of control of the Company (the LASAR is void upon the approval of the Option Plan by the Company’s shareholders). The Amendment is attached as Exhibit 10.10 under Item 9.01 to this Form 8-K and is incorporated by reference herein. The foregoing description is summary in nature and does not purport to be complete; please refer to the full Original Agreement and Amendment for complete terms.

Item 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On June 30, 2006, the Company completed the initial closing under a sale of up to 200,000 shares of its common stock in a private placement to its directors and executive officers (the “Private Placement”). In connection with the initial closing, the Company sold 138,505 shares of its common stock at a price of $15.50 per share, and received total proceeds of approximately $2.15 million. Any sales of the remaining shares offered in the Private Placement will be completed at a closing set for July 31, 2006. No fee was paid to any underwriter, placement agent or finder in connection with the Private Placement.

The Private Placement was offered only to directors and executive officers of the Company, all of whom are “accredited investors” under the Securities Act of 1933, as amended (the “Securities Act”). The shares of common stock issued in connection with the Private Placement have not been registered under the Securities Act or any state securities laws. The Company relied on the exemption from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder, which exempts certain transactions by an issuer not involving any public offering. The Company did not engage in any public advertising or general solicitation in connection with the Private Placement. The Company provided the offerees with a confidential private placement memorandum, including certain reports filed with the Securities and Exchange Commission and other financial and business information. In addition, as noted above, all of the offerees in the Private Placement were directors and/or executive officers of the Company.

The information contained in the press release announcing the Private Placement, attached as an Exhibit 99.1 under Item 9.01 to this Form 8-K, is incorporated herein by reference.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Exhibits

10.10	Amendment to Employment Agreement of Michael S. Ives

99.1	Press Release issued by Heritage Bankshares on July 5, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heritage Bankshares, Inc.
(Registrant)

Date: July 5, 2006

/s/ John O. Guthrie
John O. Guthrie
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.10	Amendment to Employment Agreement of Michael S. Ives

99.1	Press Release issued by Heritage Bankshares, Inc. on July 5, 2006